                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


1.       Name and Address of Reporting Person:

         William Reddersen
         C/0 TeraGlobal Communications Corp.
         9171 Towne Centre Drive, Suite 600
         San Diego, CA, 92122

2.       Date of Event Requiring Statement: (Month/Day/Year): 9/19/00

3.       IRS Identification Number of Reporting Person, if an Entity
         (Voluntary):

4.       Issuer Name and Ticker or Trading Symbol: TeraGlobal Communications
         Corp (TGCC)

5.       Relationship of Reporting Person to Issuer (Check all applicable):

             X    Director                                10% Owner
         --------                                    -----

             X    Officer (give title below)              Other (Specify below)
         --------                                    -----

                         INTERIM CHIEF EXECUTIVE OFFICER

6.       If Amendment, Date of Original (Month/Day/Year):

7.       Individual or Joint/Group Filing (Check applicable line):

            X     Form filed by one reporting person
         -------
                  Form filed by more than one reporting person
         -------


             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

---------------------------------------------- ------------------------------ -------------------- --------------------------------
1.       Title of Security (Instr. 4)          2.       Amount of             3.       Ownership   4.       Name of Indirect
                                               Securities Beneficially        Form: Direct (D)     Beneficial Ownership (Instr. 5)
                                               Owned (Instr. 4)               or Indirect (I)
                                                                              (Instr. 5)
---------------------------------------------- ------------------------------ -------------------- --------------------------------

---------------------------------------------- ------------------------------ -------------------- --------------------------------

---------------------------------------------- ------------------------------ -------------------- --------------------------------

---------------------------------------------- ------------------------------ -------------------- --------------------------------

               TABLE II: DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative   2.  Date Exercisable     3.  Title and Amount of          4.  Conversion  5.  Ownership   6.  Nature of
Security (Instr. 4)       and Expiration Date      Securities Underlying            or Exercise     Form of         Indirect
                          (Month/Day/Year)         Derivative Security (Instr. 4)   Price of        Derivative      Beneficial
                                                                                    Derivative      Security:       Ownership
                                                                                    Security        Direct (D) or   (Instr. 5)
                                                                                                    Indirect (I)
                                                                                                    (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
                          Date         Expiration  Title              Amount or
                          Exercisable  Date                           Number of
                                                                      Shares
-----------------------------------------------------------------------------------------------------------------------------------
Options to Purchase         9/19/00      9/19/10   Common Stock          18,750               $2.50        D
-----------------------------------------------------------------------------------------------------------------------------------
Options to Purchase         9/19/01      9/19/10   Common Stock          18,750               $2.50        D
-----------------------------------------------------------------------------------------------------------------------------------
Options to Purchase         9/19/02      9/19/10   Common Stock          18,750               $2.50        D
-----------------------------------------------------------------------------------------------------------------------------------
Options to Purchase         9/19/03      9/19/10   Common Stock          18,750               $2.50        D
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                              /s/ William Reddersen                 9/22/00
                              ---------------------------------- --------------
                              Signature of Reporting Person           Date



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

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